Exhibit 99.2

Pixelworks, Inc. Q1 2017 Conference Call
April 27, 2017

Operator

Good day ladies and gentlemen, and welcome to Pixelworks Inc.’s first quarter 2017 earnings conference call. I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Following management’s prepared remarks, we will conduct a question-and-answer session. This conference call is being recorded for replay purposes. I would now like to turn the call over to Mr. Steve Moore.

Steve Moore

Good afternoon and thank you for joining us today. With me on the call is Todd DeBonis, Pixelworks’ President and CEO. The purpose of today’s conference call is to supplement the information provided in our press release issued earlier today announcing the Company’s financial results for the first quarter of 2017.

Before we begin, I would like to remind you that various remarks we make on this call -- including those about our projected future financial results, economic and market trends, and our competitive position -- constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.

All forward-looking statements are based on the Company's belief as of today, Thursday, April 27, 2017, and we undertake no obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today’s press release, our Annual Report on Form 10-K for the year ended December 31, 2016, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.

Additionally, the Company's press release and management’s statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms, including gross margin, operating expenses, net income/loss, and net income/loss per share. These non-GAAP measures exclude stock-based compensation expense and certain charges related to the Company’s announced restructuring in the first half of 2016. We use these non-GAAP measures internally to assess our operating performance. The Company believes these non-GAAP measures provide a meaningful perspective on our core operating results and underlying cash flow dynamics, but we caution investors to consider these measures in addition to, not as a substitute for, nor superior to, the Company's consolidated financial results as presented in accordance with GAAP.
Included in the Company's press release are definitions and reconciliations of GAAP to non-GAAP net income/loss and GAAP net income/loss to adjusted EBITDA, which provide additional details.

With that said, I will now turn the call over to Todd for his opening remarks.

Todd DeBonis

Thank you, Steve and good afternoon to everyone on today's call.

As reported in today’s press release, we started off the year with very solid results in the first quarter. Revenue of $22.7 million was near the high-end of our guidance, which included $9.2 million from expected end-of life, or EOL, products. Excluding EOL contribution, revenue reflected typical seasonality in the first quarter, but grew over 40% year-over-year. Gross margin in the first quarter was 54.8%, which was also at the upper-end of guidance, and when combined with operating expenses being at the low end, we achieved profitability for the second consecutive quarter. Net income was 9 cents per diluted share on a GAAP basis and 12 cents on a non-GAAP basis. Notably, this enabled our cash balance to be unchanged from last quarter despite funding a significant amount of EOL orders during the quarter.

Our continued top line growth and significant improvements made to our operating model and underlying financials last year, are clearly evident in our bottom line result. Our goal for the year continues to be delivering year-over-year annual revenue growth, even when excluding EOLs, while also maintaining profitability. In addition, we expect the contribution from EOL products to add over $8 million in non-dilutive capital to our balance sheet between the first and second quarters.

Shifting to an update on our end markets of projector and mobile.

Projector

First in our projector business - as previously mentioned, revenue grew 42% year-over-year, excluding EOL. End market demand reflected typical seasonality, and, as we continued to see more normalized order patterns from customers following last year’s inventory and supply channel disruptions.

Most notable during the quarter, we entered into an $8 million co-development agreement with a large projector customer for an SoC to be launched in the 2019 time frame. This agreement demonstrates not only the strength of relationship with this market leading customer, it also further solidifies and extends Pixelworks leadership position in the broader projector market for the foreseeable future. Although the multi-year agreement will not contribute to near-term revenue, it does help offset a large portion of the development expenses associated with this custom chip. The chip itself will ultimately be exclusive to the customer, however any intellectual property created during the development process can be used by Pixelworks in future chips for other customers.

Following our streamlining of the business and conversion of several customers to higher value products, we are now beginning to realize favorable impacts to both ASPs and margins. We are expecting these benefits to remain over the intermediate to longer-term, with projector material margins generally remaining around current levels.

Consistent with my comments last quarter, we see no reason to expect any meaningful deviations to typical revenue cycles and seasonality throughout the remainder of the year. When combined with the now normalized market demand, we anticipate our projector business to post solid year-over-over growth, excluding EOL, for the balance of 2017.

Mobile

Shifting now to our mobile business - revenue in the first quarter was in-line with our expectations. Although the quarterly contribution from mobile is still relatively small, revenue grew nearly 300% compared to the year-ago quarter, as we continued to ship volume production in support of previously announced ASUS devices.

During the quarter, there were several announcements and product launches that indicated the mobile market continues to move in our direction. Beginning with the UHD Alliance’s announcement of its ‘Mobile HDR Premium’ specifications in February at Mobile World Congress. This video quality standard represents a first-of-its-kind for mobile devices, and it outlines specific performance criteria for resolution, dynamic range, color space and bit depth. Pixelworks is a contributing member to the UHD Alliance, and this inter-industry group’s recognition is meaningful advance in the importance and potential adoption of superior video quality on mobile devices.

Also notable during the quarter, multiple tier-one OEMs launched devices that highlighted the benefits and need for display processing. As part of the respective launches, these OEMs highlighted visual centric attributes such as TV-like HDR playback as well as adaptive displays. These mark some of the first devices with this capability, which significantly turns-up the pressure on many of the fast followers in China and other regions we are targeting to incorporate similar technology in their next generation devices. The pressure is particularly acute for mobile OEMs in Asia with aspirations of making inroads and capturing market share in developed markets, specifically in the U.S.

More specific to Pixelworks, we’ve now sampled our third generation Iris processor with a meaningful number of prospective mobile OEM customers in Asia and our engagements with these OEMs are progressing well. I believe we are largely on track for adoption in late 2017 and into early 2018. Although it’s difficult to pin-point the timing of any given customer product launches, the designs we are being considered for include several flagship and mid-range smartphones and tablets that are looking to differentiate through a better visual experience.

Simultaneously, we continue to pursue our dual go-to-market strategy and seed intermediate-to-longer-term opportunities more broadly across the mobile ecosystem. There’s no shortage of future potential customers and/or partners looking for ways to deliver enhanced streaming video to consumers on mobile devices. We are talking to players across the ecosystem, from mobile SoC companies, DDI and panel manufacturers, creators of original video content, as well as over-the-top streaming video providers. Although it’s still early, I expect there will be more to discuss in this area as the year progresses.

Concluding Comments

In summary, our first quarter results reflect a strong start to the year as the underlying fundamentals of our business continue to show improvement following the actions taken last year. Our core projector business is performing well, and we continue to advance our mobile initiative with a market that is increasingly primed for broader adoption of Pixelworks’ visual processing technology. At the highest level, we are focused on executing to deliver year-on-year growth, improving margins and continued profitability. I look forward to reporting on our progress towards these goals and the incremental adoption of Pixelworks’ best-in-class visual processing solutions as the year unfolds.

With that I'll turn the call over to Steve to review our first quarter financials and guidance for the second quarter in more detail. Steve?

Steve Moore

Thank you, Todd.

Revenue for the first quarter of 2017 was $22.7 million, which included $9.2 million of EOL product revenue. This is compared to $16 million in the fourth quarter of 2016 and revenue of $11.2 million in the first quarter of 2016. Excluding EOL contribution, first quarter 2017 revenue in the digital projection market reflected typical seasonality and grew 42% year-on-year.

The breakdown of revenue during the first quarter was as follows:

Revenue from Digital projection was approximately $18.3 million.

Mobile revenue was approximately $340,000.

And revenue from legacy chips sold into the TV-Panel market was approximately $4.1 million.

Non-GAAP gross profit margin was 54.8% in the first quarter of 2017, compared to 53.6% in the fourth quarter of 2016. Gross margin was higher quarter-on-quarter due to a decrease in direct material cost as a percentage of revenue associated with a more favorable product mix and to higher absorption of operations costs.

Non-GAAP operating expenses were $8.3 million in the first quarter of 2017, compared to $7.3 million in the fourth quarter of 2016.

Adjusted EBITDA was $5.0 million for the first quarter of 2017, compared to $2.1 million in the fourth quarter of 2016. A reconciliation of adjusted EBITDA to GAAP net income/loss may be found in today's press release.

On a non-GAAP basis the Company reported a net profit of $3.8 million, or 12 cents per diluted share, in the first quarter of 2017, as compared to a net profit of $1.2 million, or four cents per diluted share, in the prior quarter.

Moving to the balance sheet, we ended the first quarter with cash and cash equivalents of approximately $19.6 million, just slightly above the end of the fourth quarter.

Other balance sheet metrics include day’s sales outstanding of 38 days at quarter-end, compared to 18 days at the end of the fourth quarter. The increase is primarily due to a large portion of our EOL orders shipping in the month of March. Inventory turns during the first quarter increased to 15.6 times, compared to 10.1 times in the prior quarter.

Guidance

Turning now to Guidance.

For the second quarter of 2017, we expect revenue to be in a range of between $20 and $21 million. For Q2, we anticipate EOL revenue in excess of what would otherwise be our normalized quarterly revenue to be approximately $5 million, consistent with previous expectations. Note, we currently do not expect any meaningful EOL revenue after Q2 2017.

We expect gross profit margin for the second quarter to be in a range of between 53% and 55% on both a GAAP and non-GAAP basis.

In terms of operating expenses, we expect the second quarter to range between $8.5 and $9.5 million on a GAAP basis, and $7.5 to $8.5 million on a non-GAAP basis.

As a result, we expect second quarter GAAP net income to be in a range of between 1 cent and 8 cents per diluted share; and we expect non-GAAP net income to be in a range of between 4 cents and 11 cents per diluted share.

With that, we will now open the call for questions. Operator.